UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

Ocean Biomedical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40793	87-1309280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

55 Claverick St., Room 325

Providence, RI 02903

(Address of Principal Executive Offices)

(401) 444-7375

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OCEA	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock at an exercise price of $11.50	OCEAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2023 Ocean Biomedical, Inc. (f/k/a Aesther Healthcare Acquisition Corp.) (the “Company”) entered into a Loan Modification Agreement, dated March 22, 2023 (the “Modification Agreement”), by and among the Company, Aesther Healthcare Sponsor, LLC (the “Sponsor”), and NPIC Limited (the “Lender”), and a Side Letter Agreement between the Company and the Sponsor (the “Side Letter”), which modifies that certain Loan and Transfer Agreement, dated December 13, 2022 (the “Original Agreement” and, together with the Modification Agreement and Side Letter, the “Loan Agreements”), by and among the Company, the Sponsor, and the Lender.

The Modification Agreement modified the Original Agreement to provide that, among other things, (i) the maturity date of the $1,050,000 loan by Lender to Sponsor (the “Sponsor Loan”) is extended to May 22, 2023 (the “Maturity Date”); (ii) the extension will take effect concurrently with, and not until, the Sponsor transfers 1,050,000 shares of the Company’s common stock (the “Initial SPAC Shares”) to the Lender; (iii) effective as of the date of the Modification Agreement by Lender to Sponsor (the “Sponsor Loan”), the Sponsor Loan shall accrue fifteen percent (15%) interest per annum, compounded monthly; (iv) the maturity date of the $1,050,000 loan by Sponsor to the Company (the “SPAC Loan”) is extended to May 19, 2023; (v) the proceeds of any Capital Raise of at least $15,000,000 by the Company shall be first used by the Company to promptly repay the SPAC Loan and then Sponsor shall promptly repay the Sponsor Loan and all accrued interest; (vi) in exchange for the extension of the Maturity Date, the Company shall issue 50,000 shares of common stock to Lender on the date of the Modification Agreement and shall issue an additional 50,000 shares of common stock thereafter on each 30-day anniversary of the Maturity Date to the Lender until the Sponsor Loan is repaid in full; (vii) in the event Sponsor defaults on its obligations to repay the Sponsor Loan by the Maturity Date, the Sponsor shall transfer to the Lender 250,000 shares of Company common stock owned by the Sponsor and shall transfer an additional 250,000 such shares each month thereafter until the default is cured; (viii) the Company is obligated to file a registration statement with the SEC registering the shares to be issued to Lender within 30 days of the transfer, including the Initial SPAC shares; and (ix) in the event that the Company defaults on its obligations to the Lender set forth in (v), (vi) and/or (viii), the Company shall issue to Lender 250,000 shares of common stock and shall transfer an additional 250,000 shares of common stock each month thereafter until the default is cured. The Side Letter provides that, in the event the Company fails to repay the SPAC Loan by May 19, 2023, the Company shall immediately issue to Sponsor 250,000 shares of common stock.

The Original Agreement provided that, among other things, (i) the Sponsor Loan was to be repaid within five (5) days of the closing of the Company’s initial business combination (“De-SPAC”), which closed on February 14, 2023; (ii) the Sponsor Loan accrued eight percent (8%) interest per annum, compounded at the end of each month from the Closing; and (iii) the SPAC Loan was to be repaid to Sponsor at the closing of the De-SPAC transaction and does not bear interest.

The Modification Agreement also provides that, except as explicitly modified by the Modification Agreement, all other provisions of the Original Agreement are ratified and reaffirmed and shall remain in full force and effect.

The Loan Agreements are a related transaction as between the Company and the Sponsor because Suren Ajjarapu currently serves as the managing member of the Sponsor and as a Class III Director of the Company. The Loan Agreements are not a related transaction as it relates to the Lender.

All capitalized terms used above in this Current Report on Form 8-K and not otherwise defined herein have the meanings ascribed to such terms in the Loan Agreements. The foregoing descriptions of the Loan Agreements do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of the Loan Agreements, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Transfer Agreement, by and among Aesther Healthcare Acquisition Corp., Aesther Healthcare Sponsor, LLC, and NPIC Limited dated December 13, 2022, as modified by that certain Loan Modification Agreement by and among Ocean Biomedical, Inc. (f/k/a Aesther Healthcare Acquisition Corp.), Aesther Healthcare Sponsor, LLC, and NPIC Limited dated March 22, 2023 and Side Letter Agreement by and among Ocean Biomedical, Inc. (f/k/a Aesther Healthcare Acquisition Corp.) and Aesther Healthcare Sponsor, LLC.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN BIOMEDICAL, INC.

By:	/s/ Elizabeth Ng
Elizabeth Ng
Chief Executive Officer

Date: March 24, 2023